TEMPLETON INSTITUTIONAL FUNDS, INC.

                             ARTICLES SUPPLEMENTARY
                                       TO
                            ARTICLES OF INCORPORATION

     Templeton Institutional Funds, Inc., a Maryland corporation with its principal offices in the State of Maryland in Baltimore, Maryland (hereinafter called the "Corporation"), and registered under the Investment Company Act of 1940, as amended, as an open-end management investment company, hereby certifies, in accordance with the requirements of Section 2-208 and Section 2-208.1 of the Maryland General Corporation Law, to the State Department of Assessments and Taxation of Maryland, that:

     FIRST: The Board of Directors of the Corporation, at a meeting duly convened and held on July 19, 2006, adopted a resolution to terminate the Franklin Templeton Non-U.S. Core Equity Series and to reallocate and reclassify the total number of shares of common stock previously allocated to the Franklin Templeton Non-U.S. Core Equity Series as a new class of the Foreign Equity series, such class being designated as the "Service Shares" of the Foreign Equity Series. The Board also adopted a resolution to reallocate and reclassify forty-five million of the authorized but unissued Primary Shares of the Foreign Equity Series as authorized but unissued Service Shares of the Foreign Equity Series.

     SECOND: The Service Shares of the Foreign Equity Series shall represent proportionate interests in the same portfolio of investments as the Primary Shares of the Foreign Equity Series of the Corporation. The Service Shares of the Foreign Equity Series shall have the same preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemptions as the Primary Shares of the Foreign Equity Series, all as set forth in the Corporation's charter except for the differences therein or hereinafter set forth:

          1. The dividends and distributions of investment income and capital gains with respect to the Service Shares of the Foreign Equity Series shall be in such amounts as may be declared from time to time by the Board of Directors, and such dividends and distributions may vary with respect to that class from the dividends and distributions of investment income and capital gains with respect to the Primary Shares of the Foreign Equity Series, to reflect differing allocations of expenses of the Foreign Equity Series among the classes and any resultant difference among the net asset value per share of the classes, to such extent and for such purposes as the Board of Directors may deem appropriate. The allocation of investment income and capital gains and expenses and liabilities of the Foreign Equity Series among its classes of Common Stock, shall be determined by the Board of Directors in a manner that is consistent with any Multiple Class Plan adopted by the Corporation in accordance with Rule 18f-3 under the 1940 Act.

          2. Except as otherwise may be required by law, pursuant to any applicable order, rule or interpretation issued by the Securities and Exchange Commission, or otherwise, the holders of Service Shares of the Foreign Equity Series shall have (i) exclusive voting rights with respect to any matter submitted to a vote of stockholders that affects only holders of Service Shares of the Foreign Equity Series; and (ii) no voting rights with regard to any matter submitted to a vote of stockholders which does not affect holders of Service Shares of the Foreign Equity Series.

     THIRD: Immediately before the reclassifications and reallocations as set forth in Article First of these Articles Supplementary, the Corporation was authorized to issue one billion one hundred forty million (1,140,000,000) shares of capital stock, all of which was common stock, par value $0.01 per share, having an aggregate par value of eleven million four hundred thousand ($11,400,000) dollars, with the designations of such shares as follows:

NUMBER OF SHARES                        DESIGNATIONS
-------------------------------------   --------------------------------------
SIX HUNDRED NINTY FIVE MILLION
(695,000,000)                           Foreign Equity Series
     (695,000,000)                      Foreign Equity Series-Primary Shares

THREE HUNDRED TWENTY FIVE MILLION
(325,000,000)                           Emerging Markets Series

SIXTY MILLION
(60,000,000)                            Franklin Templeton Non-U.S. Core
                                        Equity Series

SIXTY MILLION
(60,000,000)                            Foreign Smaller Companies Series

     FOURTH: Immediately after the reclassifications and reallocations as set forth in Article First of these Articles Supplementary, the Corporation was authorized to issue one billion one hundred forty million (1,140,000,000) shares of capital stock, all of which was common stock par value $0.01 per share, having an aggregate par value of eleven million four hundred thousand ($11,400,000) dollars, with the designations of such shares as follows:

NUMBER OF SHARES                        DESIGNATIONS
-------------------------------------   --------------------------------------
SEVEN HUNDRED NINTY FIVE MILLION
(755,000,000)                           Foreign Equity Series
     (695,000,000)                      Foreign Equity Series-Primary Shares
     (105,000,000)                      Foreign Equity Series-Service Shares

THREE HUNDRED TWENTY FIVE MILLION
(325,000,000)                           Emerging Markets Series


SIXTY MILLION
(60,000,000)                            Foreign Smaller Companies Series

     FIFTH: The shares aforesaid have been duly classified and allocated by the Board of Directors of the Corporation pursuant to the authority contained in the charter of the Corporation. The number of shares of capital stock of the various classes of shares that the Corporation has authority to issue has been established by the Board of Directors of the Corporation in accordance with
Section 2-105(c) of the Maryland General Corporation Law.

     SIXTH: The Corporation is registered as an open-end management investment company under the Investment Company Act of 1940, as amended.

     SEVENTH: These Articles Supplementary shall become effective on the date that they are accepted for record by the State of Maryland.

     IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its undersigned authorized officers who acknowledge that these Articles Supplementary are the act of the Corporation, that to the best of their knowledge, information and belief, the matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects, and that this statement is made under the penalties of perjury.

Presented and attested to on this 24th day of July, 2006.

                                         TEMPLETON INSTITUTIONAL FUNDS, INC.


                                         By:/s/CRAIG S. TYLE
                                           ---------------------------------
                                           Craig S. Tyle
                                           Vice President

ATTEST:/s/ DAVID P. GOSS
       ----------------------
       David P. Goss
       Assistant Secretary